Exhibit 3.1

Texas Certificate of Formation

CERTIFICATE OF FORMATION

OF

BPZ RESOURCES, INC.

The undersigned natural person of the age of at least eighteen years acting as incorporator of a corporation under the Texas Business Organizations Code (“TBOC”) does hereby adopt the following Certificate of Formation for such corporation.  This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

ARTICLE I

NAME

The name of the entity is BPZ RESOURCES, INC. (the “Corporation”).

ARTICLE II

TYPE OF ENTITY

The type of filing entity being formed is a Texas for-profit corporation.

ARTICLE III

DURATION

The period of its duration is perpetual.

ARTICLE IV

PURPOSE

The entity is being formed to:

(a)                                  transact any and all lawful business or businesses;

(b)                                 undertake any lawful purpose or purposes; and

(c)                                  have and exercise all the powers conferred by the TBOC;

as the same may be undertaken by an entity organized under the TBOC, as the same may be amended from time to time and of the type set out in Article II of this Certification of Formation.

ARTICLE V

INITIAL REGISTERED OFFICE AND AGENT

The street address of the entity’s initial registered office is 580 Westlake Park Blvd., Suite 525 Houston, TX 77079, and the name of its initial registered agent at such address is Manuel Pablo Zúñiga-Pflücker.

ARTICLE VI

ORGANIZER

The name and address of the organizer is:

Manuel Pablo Zúñiga-Pflücker	Two Westlake
580 Westlake Park Blvd., Suite 525
Houston, TX 77079

ARTICLE VII

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have authority to issue is two hundred seventy-five million (275,000,000) shares, of which two hundred fifty million (250,000,000) shares shall be designated as common stock, no par value, and twenty-five million (25,000,000) shares shall be designated as preferred stock, no par value.

The following is a statement fixing certain of the designations and rights, voting rights, preferences, and relative, participating, optional or other rights of the preferred stock and the common stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation to fix and such provisions not fixed by this Certificate of Formation.

(a)                                  Preferred Stock

The board of directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of preferred stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the board of directors in such resolution or resolutions.  The rights, voting rights, designations, preferences, and relative, participating, optional or other rights, if any, of each series of preferred stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the board of directors.  The board shall have the power and authority, to the fullest extent permissible under the TBOC, as currently in effect or as amended, to determine and establish by a Preferred Stock Series Resolution, the Series Terms of a particular series, including, without limitation, determination of the following:

(1)                                  The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;

(2)                                  The dividend rate on the shares of that series; whether such dividends, if any, shall be cumulative, noncumulative, or partially cumulative and, if cumulative or partially cumulative, the date or dates from which dividends payable on such shares shall accumulate; and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)                                  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)                                  Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the board of directors shall determine;

(5)                                  Whether the shares of that series shall be redeemable at the option of either the Corporation or the holder, and, if so, the terms and conditions of such redemption, including relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)                                  Whether the Corporation shall have any repurchase obligation with respect to the shares of that series and, if so, the terms and conditions of such obligation, subject, however, to the limitations of the TBOC;

(7)                                  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(8)                                  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(9)                                  The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional preferred stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

(10)                            The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the preferred stock or to any series thereof with respect to dividends or distribution of assets upon liquidation;

(11)                            The relative priority of each series of preferred stock in relation to other series of preferred stock with respect to dividends or distribution of assets upon liquidation; and

(12)                            Any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof.

Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Formation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Certificate of Formation or in the Preferred Stock Series Resolution.

Subject to the provisions of this Article VII, shares of one or more series of preferred stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the board of directors, in an aggregate amount not exceeding the total number of shares of preferred stock authorized by the Certificate of Formation.  All shares of any one series of preferred stock so designated by the board of directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

(b)                                 Common Stock

(1)                                  Dividends.  Subject to the provisions of any Preferred Stock Series Resolution, the board of directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the board of directors, declare and pay dividends on the common stock of the Corporation.

No dividend (other than a dividend in capital stock ranking on a parity with the common stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the common stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of common stock then outstanding.

(2)                                  Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the common stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

(3)                                  Voting Rights.  Subject to any special voting rights set forth in any Preferred Stock Series Resolution, the holders of the common shares of the Corporation shall be entitled at all meetings of shareholders to one vote for each share of such stock held by them.

(c)                                  Prior, Parity or Junior Rank

Whenever reference is made in this Article VII to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock.  Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are junior and subordinate to the rights of the holders of such class of stock.

Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of preferred stock ranks on a parity with each other with respect to the payment of dividends and distributions upon a Liquidation Event, and each ranks prior to the common stock with respect to the payment of dividends and distributions upon a Liquidation Event. Common stock ranks junior to the preferred stock with respect to the payment of dividends and distributions upon a Liquidation Event.

(d)                                 Liquidation

For the purposes of Section (b)(2) of this Article VII and for the purpose of the comparable sections of any Preferred Stock Series Resolution, the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all the assets, property or business of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

(e)                                  Reservation and Retirement of Shares

The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of common stock or out of shares of common stock held in its treasury, the full number of shares of common stock into which all shares of any series of preferred stock having conversion privileges from time to time outstanding are convertible.

Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of preferred stock, all shares of preferred stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

ARTICLE VIII

INITIAL DIRECTORS

The number of persons constituting the initial board of directors is six (6) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until (their) successor(s) are elected and qualified are:

Dr. Fernando Zúñiga y Rivero	Two Westlake 580 Westlake Park Blvd., Suite 525 Houston, TX 77079

Manuel Pablo Zúñiga-Pflücker	Two Westlake 580 Westlake Park Blvd., Suite 525 Houston, TX 77079

Gordon Gray	Two Westlake 580 Westlake Park Blvd., Suite 525 Houston, TX 77079

John J. Lendrum III	Two Westlake 580 Westlake Park Blvd., Suite 525 Houston, TX 77079

E. Barger Miller III	Two Westlake 580 Westlake Park Blvd., Suite 525 Houston, TX 77079

Dennis G. Strauch	Two Westlake 580 Westlake Park Blvd., Suite 525 Houston, TX 77079

By lot, the initial directors named above shall designate two directors to serve one (1) year terms, two directors to serve two (2) year terms, and two directors to serve three (3) year terms. Thereafter, the term of each director shall be one (1) year, resulting in a staggered board of directors. The terms expiring in any given year shall expire at the end of the regular meeting of the directors. Elections for successor directors shall be held at such meeting, and all directors present shall be entitled to vote during the election for successor directors. At the first annual meeting of shareholders and at each annual meeting thereafter, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting.

ARTICLE IX

NO PREEMPTIVE RIGHTS

No holder of any shares of the Corporation shall be entitled as a matter of right to purchase or subscribe for any part of any shares of the Corporation authorized by this Certificate of Formation or of any additional stock of any class to be issued by reason of any increase of the authorized shares of the Corporation or of any bonds, certificates of indebtedness, debentures, warrants, options or other securities convertible into any class of shares of the Corporation, but any shares authorized by this Certificate of Formation or any such additional authorized issue of any shares or securities convertible into any shares may be issued and disposed of by the board of directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the board of directors may in its discretion determine without offering any thereof on the same terms or on any terms to the shareholders then of record or to any class of shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of this Certificate of Formation.

ARTICLE X

BYLAWS

The board of directors is expressly authorized to adopt, amend and repeal the bylaws.  The Corporation’s shareholders are hereby expressly prohibited from amending or repealing the bylaws.

ARTICLE XI

MEETINGS OF SHAREHOLDERS

An annual meeting of the shareholders shall be held at such times as may be stated or fixed in accordance with the bylaws.  Special meetings may only be called by (i) the chairman of the board (if any), the president, the board of directors, or such other person or persons as may be authorized in this Certificate of Formation or the bylaws, or (ii) by the holders of not less than thirty (30%) percent of all the shares entitled to vote at the proposed special meeting.  No action of the shareholders may be taken by written consent or consents of the shareholders.

ARTICLE XII

LIMITATION OF DIRECTOR’S LIABILITY

To the fullest extent permitted by applicable law, a governing person of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in such governing person’s capacity as a director.  This Article XII does not eliminate or limit the liability of a governing person to the extent such governing person is found liable under applicable law for (i) a breach of such governing person’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that (A) constitutes a breach of the duty of loyalty of the governing person to the organization, or (B) involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the governing person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties; or (iv) an act or omission for which the liability of a person is expressly provided for by statute.  If the Texas Business Organizations Code or any other statute is amended subsequently to the effective date of this Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of governing person, then the liability of a governing person of the Corporation shall be eliminated or limited to the full extent permitted by such statute, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a governing person of the Corporation existing at the time of such repeal or modification.

ARTICLE XIII

INDEMNIFICATION

(a)                                  The Corporation shall indemnify and hold harmless the Directors (each, and “Indemnified Person”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, the Indemnified Person may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Corporation regardless of whether the Indemnified Person continues to be a director at the time any such liability or expense is paid or incurred.  The indemnification provided in this Article XIII may not be made to or on behalf of any director if a final adjudication establishes that the Indemnified Person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law.

(b)                                 Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnified Person in defending any claim, demand, action, suit, or proceeding subject to this Article XIII shall, from time to time, upon request by this Indemnified Person, be advanced by the Corporation prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Corporation if (i) a written affirmation by such Indemnified Person of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification under this Article XIII, and (ii) a written undertaking, by or on behalf of such Indemnified Person, to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction that such indemnified person is not entitled to be indemnified as authorized by this Article XIII or otherwise.

(c)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Corporation, and the shareholders shall not be subject to personal liability by reason of these indemnification provisions.

(d)                                 An Indemnified Person shall not be denied indemnification in whole or in part under this Article XIII or otherwise by reason of the fact that the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Certificate of Formation.

(e)                                  The provisions of this Article XIII are for the benefit of the Indemnified Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other person(s) or entity(ies).

ARTICLE XIV

NO CUMULATIVE VOTING

Cumulative voting is expressly prohibited. At each election of directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him with respect to each of the persons nominated for election as a director and for whose election he has a right to vote; no shareholder shall be entitled to cumulate his votes by giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by such shareholder, or by distributing such votes on the same principle among any number of candidates.

ARTICLE XV

CREATION PURSUANT TO CONVERSION

The Corporation was incorporated pursuant to a plan of conversion whereby BPZ Energy, Inc., a Colorado corporation (the “converting entity”), was converting into BPZ Resources, Inc., a Texas corporation (the “converted entity”).  The converting entity was incorporated in Colorado on June 17, 1993.  The address of the converting entity is 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079, which remained the address of the converted entity.

[Signature Page to Follow]

Dated as of the 17th day of August, 2007.

BPZ RESOURCES, INC.

By:	/s/ Manuel Pablo Zúñiga-Pflücker
Manuel PabloZúñiga-Pflücker,
Chief Executive Officer and President